Exhibit 99.1

SB Financial Group, Inc.
First Quarter 2021 Earnings Conference Call
Monday, May 3, 2021, 11:00 A.M. Eastern

CORPORATE PARTICIPANTS

Sarah Mykus – Investor Relations

Mark Klein – Chairman, President & Chief Executive Officer

Tony Cosentino – Executive Vice President & Chief Financial Officer

Jon Gathman – Executive Vice President & Senior Lending Officer

PRESENTATION

Operator

Good day, and welcome to the SB Financial Group First Quarter 2021 Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today's presentation, there will be an opportunity to ask questions. To ask a question, you may press star (*) then one (1) on your telephone keypad. To withdraw your question, please press star (*) then two (2). Please note this event is being recorded.

I would now like to turn the conference over to Sarah Mykus. Please go ahead.

Sarah Mykus

Good morning, everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our website at ir.yourstatebank.com.

Joining me today are Mark Klein, Chairman, President and CEO; Tony Cosentino, Chief Financial Officer; Ernesto Gaytan, Chief Technology Innovation and Operations Officer; and Jon Gathman, Senior Lending Officer.

This call may contain forward-looking statements regarding SB Financial's performance, anticipated plans, operational results and objectives. Forward-looking statements are based on management's expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today.

We have identified a number of different factors within the forward-looking statements at the end of our earnings release, which you are encouraged to review. SB Financial undertakes no obligation to update any forward-looking statement except as required by law after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures. A reconciliation of GAAP to non-GAAP measures is included in our earnings release.

I will now turn the call over to Mr. Klein.

Mark Klein

Thank you, Sarah and good morning, everyone. Welcome to our first quarter 2021 conference call and webcast. Let me start by pausing for a moment and recognizing all of our 250 staff members who contributed to delivering the largest quarterly earnings in our history. While the growth was bolstered by the servicing rights recapture, the adjusted net income was still extremely strong, reflecting higher mortgage gains accelerated PPP forgiveness and controlled expenses.

Highlights for this quarter, which includes a $2.7 million pre-tax mortgage servicing rate recapture include net income of $7.1 million, up $6.4 million or a large 940% increase over the prior year quarter, and when we adjust for the non-GAAP impact in both '21 and '20, net income was $4.9 million, which was still up $2.5 million or 104%.

Adjusted return on assets was 1.54%, up from the adjusted prior year quarter of just 0.92%. Pre-tax, pre-provision return on assets for the quarter was 3.01%. Net interest income of $9.6 million was up 12.6% from the prior year as the slight increase in interest income was supplemented by a large 48% reduction in interest expense.

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Loan balances from the linked quarter declined $25 million due to loan payoffs and accelerated PPP forgiveness, but did grow $17 million from the prior year. Deposits continued their rise, up $71 million from the linked quarter and up $256 million from the prior year. Expenses were up $1.5 million or 16% due to higher mortgage commissions and our targeted investments in technology.

Revenue growth of 92% led to positive operating leverage of 5.7 times. Mortgage origination volume increased to $156 million, up over $54 million or 54% year-over-year. Asset quality metrics improved from both the prior year and linked quarter and our level of 49 basis points of non-performing assets remain strong.

We set aside 750,000 in provision during the quarter, all of which was related to potential long-term impacts and unknowns in the pandemic. Client loan deferrals were down substantially from the linked quarter with the dollar amounts of loans in forbearance status declining in excess of $18 million, and now stand at just $4.9 million, and finally, we realized our first de novo office expansion since 2015, into the Edgerton, Ohio market.

In our recent annual meeting and all of our quarters before, we've got to - reiterated our future success lies in our ability to drive our five key strategic initiatives; revenue growth and diversity, more scale through balance sheet growth and organic growth, more products and services in each household, better operational efficiency and intimacy with our client communications, and asset quality.

First revenue diversity, this quarter mortgage volume and loan sale gains were up from the prior year 54% on volume and 201% on gains, but down 8% on volume and 19% on gains to the linked quarter. The lower gains are a result in part of our origination volume of private client mortgages we're beginning to book in our portfolio that I'll discuss in just a moment. Non-interest income increased to $10.9 million from the prior year quarter of just $2.2 million. The current quarter includes a mortgage servicing rate recapture of $2.7 million compared to an impairment of $2.2 million in first quarter of 2020. Non-interest income to total revenue achieved a record level of 53%.

Peak Title continue to ride the mortgage volume momentum with another strong quarter. Revenue was up 97% from the prior year and level to the linked quarter. We started to see results from our efforts to expand Peak's presence into more of the commercial lending transaction arena.

Commercial title policy revenue was nearly 29,000 in the quarter, which is all new business to our company. For the last 12 months, we have delivered nearly $750 million in total mortgage origination volume while we had solid contributions from all four of our mortgage regions in the quarter; Columbus led the charge with over 60%. Our newest region, Indianapolis, continue to gain traction with their volume of $8.1 million for the quarter, up 21% from the prior year.

Our wealth management team expanded their calling efforts to clients and coupled with positive momentum in the market, we achieved another record high in total assets under management of $577 million. The 35% improvement from the prior year was elevated due to the pandemic impact, but the 750,000 of revenue from the business line in the quarter, up 11%, was certainly meaningful to our results.

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We now have an expanded footprint to pursue with the Edon acquisition, which we are supplementing in the Williams County market with another office expansion at Edgerton, Ohio. Like Edon, Edgerton is now significantly under-banked and has significant deposit base, agricultural lending that we know well and wealth management opportunities.

Second key initiative more scale. Loan growth was challenging in the quarter as PPP activities consumed our calling officers, while client liquidity led to some early payoffs. Our $17 million in growth from the prior year is elevated due to our PPP loans and the loans we acquired from the Edon acquisition. As we adjust growth for these items year-over-year, our loan balances would fall on a core basis by $52 million. While pipelines remain solid in most of our markets, we do expect loan demand and growth to be a bit constrained in the near term due to our solid underwriting requirements.

Our deposit base expanded to $1.12 billion, up $256 million or 30%, as I mentioned, year-over-year, our clients have valued stability and safety over earning basis points as their liquidity continued to build. In fact, over 60% of our deposit growth over the past 12 months has been in checking account balances. Longer term, these deposits will potentially decline but in the interim, they certainly constrain our interest costs and help us to maintain our margins. Loan production has been good, but government stimulus funds, PPP diversion, low cap rates on investments, and client liquidity have tempered our traditional high-single-digit growth history.

Third is our strategy to develop deeper relationships. We ended the quarter with $54 million in PPP loans outstanding, with $32 million remaining from the $84 million we originated in the first phase and $22 million from the recently initiated phase two. Roughly 60% of our first round bars have also applied for assistance with us in the second round. The second phase has consisted of lower dollar loans and an average loan size of approximately $83,000, which is less than 70% of the average size of a loan of $121,000 from phase one. In addition to the smaller average loan size in the second phase, our customer mix has also been a bit different. We have taken significantly more applications from the agricultural sector and the smaller Schedule C filers have been more active under the second phase as well.

Operational excellence, theme four. Mortgage refinance activity rebounded a bit in the quarter as the uptick in rates prompted a number of customers to move from standby status to active applications. For the quarter, 35% of our volume came from internal refinances and another 27% from external competitors refinancing transactions. Our pipelines have remained strong and we think that the uptick in rates recently will not be a significant headwind in meeting our volume expectations. That said, we are concerned that the lack of housing inventory could negatively impact our volume.

However, to ensure we optimize our business line operational capacity, we developed a new portfolio product this quarter for our private client borrowers. This portfolio product requires higher credit quality delivers a slightly higher LTV and fixes the rate for 15 years. As a result, we have booked or approved to close nearly $13 million in portfolio balances so far this year. Interestingly, to date, average loan size is $704,000, average credit bureau is 769 and average LTV is 86.5%. More services in these covenant households will be the theme here.

Expense levels for the quarter were up from the prior year. As we have been discussing for a number of quarters, some of our focused investments on technology were realized in the quarter. We have acknowledged that our infrastructure and client origination systems needed to be upgraded in order to prepare us for the future of customized client communications.

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In fact, some of our competitors have viewed the digital space as a substitute for client interactions, whereas we are viewing it as a complement to our business line in order to deliver a greater value to each of our clients. As a result, our revenue growth over the past 18 to 24 months has allowed us to cover these investments very effectively. Back to operating leverage, as I mentioned for the quarter was 5.7 times and even when adjusting for the servicing rights impact, it is still very strong 2.4 times.

Fifth and final, asset quality. At quarter end, we had loans in forbearance with a total dollar amount of $4.9 million, which is down by over $18 million from the linked quarter or 79%. In addition, we had $5.7 million in sold mortgage loans that have availed themselves of the CARES Act deferral program.

We are very encouraged by the resiliency of our client base and the improvement in operating metrics that had previously been under pressure from the pandemic. We are over a year now into the pandemic and we have maintained remarkably stable asset quality. Despite that and due to the continued market uncertainties, we boosted reserves significantly over the past year adding $4.4 million or an increase of 49%. Our 1.57% reserve level or 1.68 when you exclude PP balances is in the range that we certainly expect to maintain for the remainder of this year.

Now, I'd like to turn it over to our CFO, Tony Cosentino, for some more details on our performance. Tony?

Tony Cosentino

Thanks, Mark and good morning, everyone. Again, for the quarter, we had GAAP net income of $7.1 million or $0.97 per diluted share. Some of the highlights for the quarter include total operating revenue up 91.9% from the prior year and up 38.1% when we adjust for the OMSR impact in both years. From the linked quarter, adjusted operating revenue was down slightly due to lower gains on mortgage sales. Loan sales delivered gains of $5.9 million from mortgage, small business and agricultural loans, up $3.8 million from the prior year. Margin revenue was up due to the $1 million decline in funding costs, and fee acceleration from PPP forgiveness offset the remainder of the decline in the interest income.

Now breaking down further the first quarter income statement, beginning with our margin. Net interest income was up 12.6% from the prior year and up $400,000 to the linked quarter. Our average loan yield for the quarter of 4.62% decreased by 12 basis points from the prior year but was up 20 basis points from the linked quarter. Overall earning asset yields were down 76 basis points to the prior year due to the change in the mix of the balance sheet, but were up 10 basis points from the linked quarter.

Loan yields were impacted by the fees in the PPP portfolio, which were $1.2 million compared to $850,000 for the linked quarter. We still have $600,000 in unamortized fees of the original $3.2 million from the first phase and have booked $1.2 million in future fees for the second phase. We expect that the large majority of these fees will be realized within this fiscal year.

On the funding side, we again reduced the cost of our interest-bearing liabilities from the prior year. For the quarter, the rate on our interest-bearing liabilities was 50 basis points, which is down from the prior year by 62 basis points and down from the linked quarter by 14 basis points. Net interest margin at 3.21% was down 27 basis points from the prior year, but remained flat to the linked quarter.

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Due to the negative impact of excess cash and restraints on our ability to increase loan growth, total interest expense costs were down by 49% from the prior year and down 19% from the linked quarter.

Total non-interest income was up $8.8 million or 405% from the prior year reflecting higher mortgage origination volume and the $4.9 million swing in servicing rights. Adjusting for the servicing rights recapture this quarter of $2.7 million and the servicing rights impairment of $2.2 million in the prior year, non-interest income would have been up $3.8 million or 88%. Our net non-interest expense to average assets or fee income less operating expense was at its lowest level ever, with fees fully covering operating expense in the quarter.

Total gains on sales, as I said, came in at $5.9 million, which was 4.3% on our sold volume of $137 million of mortgage. We have expected that loan sale yields would tighten with increased competition for deals and higher coupon pricing. Clearly the yields we experienced in 2020, which averaged 4.24% will not be repeated in 2021, and we believe that yields in this quarter will be the high watermark for the year.

Our servicing portfolio is now above $1.3 billion and provided revenue for the quarter of 859,000. The market value of our mortgage servicing rights improved significantly this quarter with a calculated fair value of 86 basis points. This fair value was up 12 basis points from the prior year and up 20 basis points from the linked quarter. We now have a servicing rights balance on the balance sheet of $10.5 million and remaining temporary impairment of $2.2 million. We are hopeful that a continued rise in the rate curve and a slowdown in prepayment speeds will allow us to recapture this remaining balance yet this year.

Total operating expenses this quarter were up 200,000 or 2.1% compared to the linked quarter. Our expenses have been constrained due in part to the competitive landscape and demand for talent and, as a result, has led to unfilled positions. Expense levels are also closely tied to mortgage volume and we have increased the variability of mortgage compensation in 2021. Back-office compensation now more closely tied to the number of closed loans. Outside of mortgage, expenses have been largely controlled absent the technology investments that Mark outlined earlier.

Now as we turn to the balance sheet, loan outstandings at March 31 stood at $848.2 million, which was 64% of the total assets of the company. As we have discussed, deposit levels are well beyond expectations and certainly impacted total asset growth. We continue to try to optimize our balance sheet as appropriate and are hopeful that economic conditions will drive higher loan growth in the coming quarters. As we've looked at our loan production metrics for the quarter, we actually had a strong quarter of non-mortgage production, which was up nearly $10 million exclusive of PPP or 17% from production in the first quarter of 2020. That production, however, is coming on at a lower coupon with average new loan rates down 75 to 100 basis points from the level in the prior year.

When we look at our capital position, we finished the quarter at $144 million, which is up $8.1 million or 5.9% from the prior year, with our equity-to-asset ratio standing at 10.9% or 11.3% when we exclude the PPP balances. On a per share basis, tangible book value was up $1.42 per share from the first quarter of 2020 or 9.3%. The buyback continued at a brisk pace in the quarter with 142,000 shares repurchased at an average price slightly above tangible book value. With our market price at 109% of tangible book value, our shares are well undervalued in our opinion and repurchasing aggressively at these prices is an effective strategy.

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Total non-performing assets of $6.4 million or 49 basis points are down $200,000 from the prior year and down $800,000 from the linked quarter. Included in our numbers are $800,000 in accruing restructured credit. These restructured loans elevated our non-performing level by 6 basis points, and absent these restructured credits, our total non-performing asset ratio would reduce to 43 basis points. As Mark previously mentioned, our COVID related loan deferrals are down significantly from the linked quarter.

Provision expense for the quarter was $750,000, up from the prior year, but down $50,000 from the linked quarter. Total delinquency levels fell to just 50 basis points in the quarter, down from both the prior year and linked quarter with net recoveries in the quarter of 2000. Our classified loans remain elevated on a historical basis at 1.1% of loans, however, that balance is down over 7% from the linked quarter.

I'll now turn the call back over to Mark.

Mark Klein

Thank you, Tony. Good report, I appreciate it. We are proud to have delivered another great quarter, as we continue to build on the momentum we carried from our record earnings performance in 2020. We understand the challenges that lie ahead as PPP forgiveness goes away and mortgage volume potentially slows, but rest assured, we remain committed to delivering on our expectations of high performance.

I want to conclude with acknowledging the dividend announcement we made last week of $0.11 per share which equates to a 15% payout ratio and a dividend yield north of 2.4%. We continue to identify opportunities to not only enhance shareholder value and one that includes dividends but also are conscious and deliver return of capital to our shareholders.

Now I'll turn the call back to Sarah for questions. Sarah?

QUESTIONS AND ANSWERS

Operator

We will now begin the question-and-answer session. To ask a question, you may press star (*) then one (1) on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star (*) then two (2). At this time, we will pause momentarily to assemble our roster.

Our first question is from Brian Martin with Janney Montgomery. Please go ahead.

Brian Martin

Hey, good morning, guys.

Mark Klein

Hi, Brian.

Tony Cosentino

Good Morning, Brain.

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Brian Martin

Thanks for the update. Just maybe a couple things you could touch on Mark. Maybe just on the mortgage and kind of the outlook and maybe Tony chimes in, but just it sounded like the uptick in rates wasn't a real headwind, but that the inventory could be one just how you're thinking about production for the remainder of the year, but just kind of an update on that and just where you think, Tony, I guess how we think about where the gain in the sale margin settles in. I heard your commentary about, maybe the peak where we're at here for the year, but just as things begin to normalize kind of how we should think about that.

Mark Klein

Yeah, thanks, Brian. As you well know, we've been in this mortgage run for what going on 12, 13, 14 plus years, and we certainly are looking forward to very similar volume that we had in 2020, again absent, maybe a bit of a drawback from reduced inventory but that said, we do continue to have very robust pipelines in the construction arena, which has been good, and it continues to fill our pipeline, and as I mentioned, Brian, we also just created a PCG product that we think is going to shore up some of our traditional commercial balance sheet growth that is more prevalent in a more rising yield curve environment, versus a flat yield curve that we have now, which speaks to mortgage volume. So we're gaining some great traction and one that competes very effectively with the PNCs and the Fifth Thirds and a Huntingtons of the world. I know those highly coveted PCG households, so we're looking for similar volume. I believe our actual gain on sale might be tested a bit, because some of that volume is going to be put on our own books that will give us some good margin revenue over time and breakeven pretty quickly. Tony, comment?

Tony Cosentino

Yeah. Thanks, Mark. Yeah, Brian, I think, specifically, as we look at yields, we've seen them kind of consistently come down every month through the first four months of the year on that what we're selling. Not big swings but a little bit each month, they've come down as pricing has become a little bit more competitive. We've certainly got more players in the market, and so as I said, I think Q1 is going to be the high watermark on gain on sale yields. I think we'll see a little bit more in construction in the private client that will potentially not only delay gains but put some on the balance sheet versus selling to the secondary market, and I think, as we look out the pipeline, as we sit here today and we did $156 million in Q1, I would think we're in the range of $170 million to $ 180 million in Q2 and we'll see how that goes in Q3, but I would suspect it's a similar type based upon pipelines that we see today, but again, it's all contingent upon inventory availability.

Brian Martin

Got you. Okay. That's helpful, and maybe just, yeah, I guess, if you just jump over to the loan outlook and I guess that sounds maybe a little bit more tepid in the short run, just given all the stimulus money and some of the other factors you outlined, but just maybe this - putting a little bit more mortgage on the books and, I guess, how do we think about the loan outlook ex-PPP issued kind of look over the next couple quarters.

Mark Klein

Yeah, Brian. This is Mark, Jon will give us certainly the details here, but safe to say that we've stuck to our knitting, if you will, on our general loan parameters, so the variable has been what has met our standards and they've been pretty good absent, again, the liquidity that the borrowers have found as a result of the stimulus and PPP, and competing with the government is no small task, given their liquidity, and as I mentioned, cap rates are very, very low, which has enticed some of the borrowers to make other arrangements on some of their investments, but that said, I think, Jon, we see a fair amount of interest and a fair amount of volume across our entire footprint.

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Jon Gathman

We do. I would echo Mark's comments. I think it's an interesting situation, we find ourselves in. As Mark said, the unprecedented liquidity and the government money that's available to borrowers has certainly driven down our line of credit balances and some financing need by companies that are flush with cash. That said, we're still in a situation of unprecedented, rather low interest rates and production levels have held in nicely. So while we haven't necessarily seen the growth that we would like, given some of the liquidity in line pay downs, and things like that, production levels remain relatively strong and, I think, we'll be optimistic in the second, third quarter that we'll see some of that evidence itself, again, with the headwinds of the additional liquidity as and as that continues to dry up, I think that's where we'll see additional loan volume.

Brian Martin

Okay. Are you seeing much in the way of, I guess, the pay downs? It sounds like they picked up a bit this quarter relative to last quarter, but maybe they just - I know they've been high but just your outlook, I guess, is there any crystal ball on how those payoffs are - I mean, what you see in the that, maybe in the next quarter?

Jon Gathman

I don't know that we've necessarily saw an acceleration of those, just additional liquidity. The second round certainly helped that and we'll see how that shakes out here, as people presumably use that money. That's the principles of PPP, but no, I don't know that I'd say it's accelerated, we just see a continuance of that trend, and until that money is exhausted, I don't see, for example, farmers and the ag community and some of those individuals drawing at the level they had in past years until that money is exhausted itself.

Mark Klein

And Brian, just a comment. I think we've seen some ownership changes potentially in companies that have, obviously, some aging management teams and have decided to do something else, again, albeit with a historically low cap rate. So we're fighting that battle as well, but when we lose one there, we pick up one somewhere else in the spirit of financing an equity changeover from new clients, as we pick up some of the PPP exposure that we have discovered in the last year or so.

Brian Martin

Okay, and I guess, as far as just kind of the outlook, I mean, as far as - do you expect to see some net positive growth? And I guess just the other part of it was, the mortgage, kind of, what you're doing there on the product change, Mark, as far as what that contributes? I guess, is that a small contributor or is it - I guess I couldn't understand, just from your commentary how much of an impact that could have, if at all?

Mark Klein

Well, we think, Brian, it could be a sizable impact. This year, we're looking for that $75 million plus or minus in growth, maybe $100 million, and given the, again, the flatness of the yield curve, we knew we needed to do something to potentially bolster our balance sheet and get some of that margin growth and that's when we came up with these lower risk, higher covenant households in the PCG arena, and we're looking for, again, I would say, the $40 million to $50 million kind of a thing. We have to be a bit careful because I've challenged Tony to make sure we manage the margin appropriately, so we don't get too much of a liability sensitive balance sheet that we need to keep those in check and balance, and that's the goal and delivering half of that anticipated balance sheet growth, I think, is a fair number.

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Brian Martin

Got you. Okay, that's helpful. Maybe just one or couple - one or two other things just on the margin. Maybe, I don't know, if Tony just gives a little thought on that. I guess, kind of looking outside of PPP and just what's the strategy on the excess liquidity here, I guess, if loan growth isn't super robust, I guess, or contrary, I guess, if you are seeing this new product pick up and meet it, but how should we think about deploying that liquidity and then just the margin impact here in the next couple quarters?

Tony Cosentino

Yeah, I think, Brian, and obviously, net of PPP, for the quarter, our margin is below 3%, which we had certainly have not seen that kind of level in really ever and it's a constraint. Our level of loans and total assets is 64% of our balance sheet. We've traditionally been high 70s to low 80s. So, we understand the challenge of getting that liquidity re-deployed in the loan side. We're looking at a number of opportunities. We think we'll get back in the bond market a little bit more strenuously. We've already increased that probably [unintelligible] million from where we were late fourth quarter. So we think there's some opportunities there, but again you're not going to make a big change in that margin on the asset side, it really is about getting loan volume up and accelerating, and that's what we're focused on.

Brian Martin

Okay, and how about just the - Tony, the cost of deposits, kind of where that trends? It sounds like there's still - you had some good improvement this quarter. I guess, is there still runway on that side?

Tony Cosentino

Yeah, I think that's a great question. I mean, we've the level of cost of deposits on a year-over-year basis. I don't think you can see that acceleration in the linked quarter going forward, but we are going to continue to reduce funding costs, at least for the remainder of this year based upon where we are. The clients are very, very happy. Well, not, I wouldn't say happy, but they're comfortable when their CDs roll over to putting that money in the money market and in a checking account and waiting to see when things happen, and it's all about when that turns is when that real challenge will come. So I do anticipate further reduction in liability costs, but not certainly at the pace that we've seen in the last, call it, two to three quarters.

Brian Martin

Okay, and as far as getting - I guess, getting this liquidity and stuff deployed, I guess your expectation you can get a decent amount of that done in the coming quarter or is it - I guess it can be pretty methodical how you put that to work for, looking at kind of the loan demand that's out there?

Mark Klein

Brian, this is Mark. We obviously need and want that organic growth that we certainly seek, but we're also not going to rule out potential M&A, which can give us more of that scale that we're looking for, but generally speaking, we still have high expectations, but we're not going to lower the standards. It's going to take more work, the variable here is more work, not lowering standards.

Brian Martin

Got you. Okay and to your point Mark, just that the M&A outlook today, I guess it has picked up for the industry, I guess, have you noticed kind of a pickup in dialogue or I guess, is there anything more interesting happening on that front with your conversations?

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Mark Klein

Well, we still continue to pursue not only balance sheet accretion kind of opportunities, but also geographical footprint. We continue to have great conversations with a number of individuals, and my job is to make sure that on behalf of our board and our stockholders that were out there having those right conversations and we think that this compressed environment, absent our 50% fee-based machine that we have going, we think those potentials will rise sooner than later. No guarantees but we're having the right conversation with the right people in the right place.

Brian Martin

Okay, perfect, and I guess the assumption is that the buyback, I guess, expectations are you'll continue on that front.

Tony Cosentino

Yes, we have some left on our existing allocation, and we've obviously talked extensively at the board level about our next steps, and I think that's the appropriate use of our internally generated capital as we sit here today.

Brian Martin

Okay, and Tony, you mentioned, I didn't get all of it but on PPP side, what remains and then just how you're thinking about most - it sounds as though most of that was coming back this year, and just big picture, how do we think about the forgiveness and the timing of that? You just could maybe run back through that?

Tony Cosentino

Sure. So as we're looking at phase one, we originally booked $3.2 million of fees at the onset. We've taken about $2.6 million of those; $1.4 million in 2020, and $1.2 million in the first quarter here in 2021. So $600,000 remaining there and I would suspect the bulk of that will happen in Q2. We have a few large clients that may not get done, but for the bulk of that will get done. Phase two, as we looked at it, through the end of March, we had about $1.2 million of fees that we booked and based upon our projections, we think that number will get to $1.8 million to $2 million potentially, and I would suspect, most, if not all of that forgiveness will happen in 2021 and probably Q3 and Q4, based upon what we're seeing from our clients.

Brian Martin

Okay. Is that a function of just being smaller? I think you talked about the smaller size? It sounds like some of the larger credits are taking longer, but just is that what you're attributed to or is it just the customer base you guys have?

Tony Cosentino

I think that it's an interesting dynamic. We have some significantly large clients, we didn't do a whole lot of them in phase one that have yet to get their forgiveness. They've indicated they're going to. It's just a matter of getting that paperwork in and getting that done. I just attribute it to being a larger company and having more things to do, but I think that'll get taken care of here in the short term, but in the second phase, absolutely, it's predominantly small Schedule C filers and pretty much a one page, just check the box and you get forgiven, so I think that'll just get done very quickly.

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Brian Martin

Quickly. Got you. Okay, and how about just on the expenses? I guess that kind of a good story there, I guess. How should we think about expenses, given your outlook on mortgage? I know, there's typos, it sounds like you made some changes to the compensation we saw in the back-office side? Does that have a notable impact or is it just - is this kind of the base level we're at today? Kind of a good way to think about it, especially if maybe production or volume in the second two quarters of the year or maybe it's something similar or a little bit more?

Mark Klein

Brian, this is Mark. We certainly enjoy the mortgage business line. We'll take that trade every day of the volume and the less than 50% efficiency ratio that brings to the table, but as Tony mentioned earlier, I think, in his remarks, the competitive landscape is tough, and we have a number of open positions that we're working to fill, but the positive part about that is that it certainly constrained some of our expenses, but we would expect those to increase marginally as we fill up the ship, so to speak, and find the talent that we're looking for, albeit at an environment that seems to be a bit elusive to us.

Tony Cosentino

Yeah, I think that's a good point, Brian. I think Q1 was a little bit of a - some headwinds in our favor, because of some of the open spots. We think we're going to fill a number of those, but it is a much more competitive landscape and the expectation is higher compensation and higher compensation packages that will constrain expenses, but I think on a general basis, our revenue growth continues to outpace what we anticipate on expense growth for the remainder of 2021.

Mark Klein

And, Brian, a final comment, and because of that, we continue to seek ways and establish goals and initiatives to make sure that we're driving the client's willingness to pay a little higher all the time, because that's where that marginal revenue is going to come from. So we look to continue to expand the margins, albeit with a staff that has done a great job on a number of business fronts, and our expectations remain high on all fronts.

Brian Martin

Got you, and just on the - back to liquidity for just one thing, have been deposits begun to slow or are you still seeing that, let's say, that surge, but just one the - have you started to see some leveling off on the deposit side?

Tony Cosentino

We saw it in the in the second quarter of 2020, we had a very large increase when the first phase of PPP came into effect. During the summer, it kind of moderated and what we've seen really since, I'll call it, November to today, has been the retail customer has really, really taken all of their stimulus money and just put it in the bank and that's what all the money is, and it has shown no sign of slowing down.

Mark Klein

And Brian, the other wildcard is we did have some pretty strong success and are calling of new prospects on PPP loans that we've begun to develop into a larger relationship, and people sense that ability of a community bank to get the job done, and to fund and to fuel their liquidity needs, and we're finding traction in that. We lay off some of that liquidity to stimulus, but certainly some of it has also been by the acquisition of potential new clients through that PPP program, and it's almost an unintended consequence of the PPP program.

SB Financial Group, Inc. Monday, May 3, 2021, 11:00 A.M. Eastern

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Brian Martin

Got you. Okay. That's pretty much it. Just maybe last one, guys, just on the credit quality, it looks really, really strong. You built the reserve a little bit more. Maybe just how to think about the reserve, it's obviously at a very high level, especially given that the quality of the portfolio and how it's holding up. So, just how we think about that, and then was there any change - I guess my assumption is maybe improvement on the criticizing classified levels this quarter, right. So just to reserve in those and that's it for me.

Mark Klein

Yeah, Brian, just one comment. Like I say, be careful, yes, for you may get it. I've asked Tony forever to build that reserve when you're making money, and this pandemic has allowed us to put an asterisk to Jon and that the allowance for loan and lease loss has enabled us to look forward now and make pretty sizable contributions to our reserve for future profitability stability and I think it'll benefit us in the coming quarters. Jon, additional comments?

Jon Gathman

No, I think that's a fair statement. Again, as Tony alluded to, in his remarks, I think we've built the reserve for the unknown. We're going to be looking at that here, as the skies clear and crystallize over the next couple quarters. Our criticized and classified quarter-over-quarter were slightly up, not a huge increase, but as we saw a couple credits and we got some year-end financials due to the pandemic, we're keeping a close eye, but I feel pretty strongly that many of them are in good stead and we're going to be looking at them here later in the year. Potentially they continue to improve and some run rates for some of those companies have been nice here through the first quarter. So we're looking closely at those but yes, it's all about the unknown and with any luck, again, the skies clear, we'll take some of that back.

Brian Martin

Got you. Okay. Perfect. That's all I had, guys. Thank you for taking the questions.

Tony Cosentino

Thanks, Brian.

Mark Klein

Thanks, Brian. Have a good day.

Operator

Again if you have a question, please press star (*) then one (1). Please standby as we poll for questions. Showing no further questions. This concludes our question-and-answer session. I would like to turn the conference back over to Mark Klein for any closing remarks.

CONCLUSION

Mark Klein

Yes, once again, thanks for joining us this morning. We look forward to reporting on our second quarter 2021 results here in July and look forward to chatting with you then. Thanks again for joining us and goodbye. Take care.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

SB Financial Group, Inc.
Monday, May 3, 2021, 11:00 A.M. Eastern

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